EXHIBIT 4.2


                                      NOTE



$350,000,000                                                    August 15, 2002
                                                             New York, New York


     FOR VALUE RECEIVED, the undersigned, VERIZON WIRELESS OF THE EAST LP, a Delaware limited partnership ("Maker"), promises to pay to the order of VERIZON INVESTMENTS INC. ("Lender"), at 3900 Washington Street, Wilmington, Delaware 19802, (a) the principal sum of three hundred and fifty million dollars ($350,000,000) on the earlier of (i) February 15, 2007 and (ii) the date that is six months after a VCI Call Exchange (as defined below) (or, if such earlier date is not a Business Day (as defined below), on the next Business Day thereafter) (such earlier date or such next Business Day, the "Maturity Date") and (b) interest on the principal amount of this Note outstanding from time to time, at an annual rate of 8.868% compounded and paid quarterly in cash on each December 31, March 31, June 30 and September 30 after the date hereof (or, if any such day is not a Business Day, on the next Business Day thereafter) and on the Maturity Date. The principal amount of this Note may at any time be prepaid by Maker in whole or in part, provided that such prepayment shall include interest accrued on the principal amount so prepaid up to and including the date thereof.

     If default is made in the payment of the principal or interest represented by this Note, Maker agrees to pay to Lender all costs of collection, including but not limited to court costs and reasonable attorneys' fees.

     Maker hereby waives presentment and demand for payment, protest, notice of protest and non-payment, notice of dishonor or any other notice not expressly provided for herein, and agrees that Maker's liability in respect of this Note shall not be affected by any extension in the time of payment hereof.

     Recourse under this Note shall be solely to the assets of Maker and, except as expressly agreed in writing by any such partner, no partner of Maker shall have any obligation under this Note, and Lender shall not have recourse to the assets of any such partner for the satisfaction of this Note.

     If any of the following events shall occur:


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     (a) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of Maker or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Maker or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 90 days or an order or decree approving or ordering any of the foregoing shall be entered; or

     (b) Maker shall commence any voluntary case or other proceeding seeking dissolution, liquidation or reorganization or other relief under any bankruptcy law now or hereafter in effect;

then, in every such event, the principal of this Note, together with all accrued interest thereon, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are waived by Maker.

     As used in this Note, the following terms have the following meanings:

     "Business Day" means a day that is neither a Saturday or Sunday nor another day on which banks in New York City are required or authorized by law to close.

     "VCI Call Exchange" has the meaning specified in the Exchange Agreement dated as of December 18, 2001 among Price Communications Corporation ("PCC"), Price Communications Cellular Inc., Price Communications Cellular Holdings, Inc., Price Communications Wireless, Inc. ("PWI"), Lender, Verizon Wireless Inc., Cellco Partnership and Maker, as amended on or prior to the date hereof.

     This Note shall be governed by and construed in accordance with the laws of the State of New York.

     Maker hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court for the Southern District of New York, and any relevant appellate court, in any action or proceeding arising out of or relating to this Note, or for recognition or enforcement of any judgment, and Maker hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. Maker agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Note


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shall affect any right that Lender may otherwise have to bring any action or proceeding relating to this Note against Maker or its properties in the courts of any jurisdiction. Maker irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Note in any court referred to in this paragraph. Maker irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of any such suit, action or proceeding in any such court.

     MAKER WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS NOTE OR ANY TRANSACTION CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). MAKER CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT LENDER WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER

     Maker hereby agrees for the benefit of PCC and PWI (collectively, "Price") that as long as no Release Condition (as defined in the Guarantee dated as of the date hereof by PWI for the benefit of Lender or the Guarantee and Security Agreement dated as of the date hereof between PCC and Lender) has occurred, it shall not waive its rights under, or modify, amend or supplement, this Note without the prior written consent of Price.


                                            VERIZON WIRELESS OF THE EAST LP


                                            By /s/ Margaret Feldman
                                              -------------------------------
                                              Name:  Margaret Feldman
                                              Title: VP Business Development



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